Exhibit 10.1

UNEARNED PREMIUM AND PROSPECTIVE

QUOTA SHARE REINSURANCE AGREEMENT

by and among

HALLMARK SPECIALTY INSURANCE COMPANY,

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS,

HALLMARK INSURANCE COMPANY, and

HALLMARK NATIONAL INSURANCE COMPANY

and

STARSTONE NATIONAL INSURANCE COMPANY

Dated as of October 7, 2022

Page

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01	Definitions	2
Section 1.02	Interpretation	9

ARTICLE II

REINSURANCE

Section 2.01	Reinsurance Basis	11
Section 2.02	Third Party Reinsurance	11
Section 2.03	Follow the Fortunes	11
Section 2.04	Changes to Reinsured Policies	11
Section 2.05	Territory	12
Section 2.06	Defenses	12
Section 2.07	Ceding Company Representative	12

ARTICLE III

PAYMENTS BY THE CEDING COMPANY AND THE REINSURER

Section 3.01	Net Initial Consideration	12
Section 3.02	Additional Consideration	13
Section 3.03	Reimbursement for Net Premium Taxes on Admitted Business	13

ARTICLE IV

ACCOUNTING, REPORTING AND SETTLEMENT

Section 4.01	Reporting	14
Section 4.02	Remittance	15
Section 4.03	Late Payments	15
Section 4.04	Offset and Recoupment Rights	15

ARTICLE V

ADMINISTRATIVE SERVICES

Section 5.01	Appointment and Acceptance	16
Section 5.02	Power of Attorney	16

(continued)

ARTICLE IX

REINSURANCE CREDIT

Section 9.01	Reinsurance Credit	22

iii

(continued)

ANNEXES

Annex 1         Financial Reporting Package (Reports to Reinsurer)

iv

UNEARNED PREMIUM AND PROSPECTIVE

QUOTA SHARE REINSURANCE AGREEMENT

This UNEARNED PREMIUM AND PROSPECTIVE QUOTA SHARE REINSURANCE AGREEMENT, dated as of October 7, 2022 (this “Agreement”), is made by and among HALLMARK SPECIALTY INSURANCE COMPANY, an Oklahoma domiciled stock property and casualty insurance company (“HSIC”), AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, a Texas domiciled stock property and casualty insurance company (“AHIC”), HALLMARK INSURANCE COMPANY, an Arizona domiciled stock property and casualty insurance company (“HIC”), and HALLMARK NATIONAL INSURANCE COMPANY, an Arizona domiciled stock property and casualty insurance company (“HNIC” and, together with HSIC, AHIC and HIC, the “Ceding Companies”), and STARSTONE NATIONAL Insurance Company, a Delaware domiciled stock property and casualty insurance company (the “Reinsurer”). Each of the Ceding Companies and the Reinsurer are sometimes individually referred to in this Agreement as a “party” and together as the “parties.”

W I T N E S S E T H:

WHEREAS, Hallmark Financial Services, Inc., a Nevada corporation (“Equity Seller”), and Starstone U.S. Holdings, Inc., a Delaware corporation (“Buyer”), are parties to that certain Master Transaction Agreement, dated as of October 7, 2022 (the “Master Transaction Agreement”), pursuant to which (1) the Equity Seller has agreed to sell, and Buyer has agreed to acquire (or cause an Affiliate of Buyer to acquire), 100% of the issued and outstanding units of Heath XS, LLC, a New Jersey limited liability company (“HXS”), and (2) the Equity Seller and Hallmark Specialty Underwriters, Inc. have agreed to sell to Buyer or an Affiliate of Buyer, and Buyer desires to purchase, or cause an Affiliate of Buyer to purchase, the Transferred Assets (as defined in the Master Transaction Agreement), in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Ceding Companies have issued, or will issue in accordance with this Agreement and the General Agency Agreement (as defined herein), the Reinsured Policies to which the Reinsured Liabilities relate;

WHEREAS, the Ceding Companies and the Reinsurer are entering into this Agreement to facilitate the transfer of the Business to the Reinsurer;

WHEREAS, each Ceding Company shall cede to the Reinsurer, and the Reinsurer shall accept and reinsure, on a one hundred percent (100%) quota share indemnity reinsurance basis, the Reinsured Liabilities in respect of the Reinsured Policies as set forth herein;

WHEREAS, the Reinsurer wishes to provide the Administrative Services on behalf of the Ceding Companies with respect to the Reinsured Policies upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an accommodation to the Reinsurer, the Reinsurer shall be permitted to issue additional Reinsured Policies in the name of each Ceding Company upon the terms and subject to the conditions set forth in the General Agency Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon the terms and conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Administrative Services” has the meaning set forth in Section 5.01.

“Administrator” means the Reinsurer acting in its capacity as administrator of the Reinsured Policies in accordance with the terms of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The term “Affiliated” shall have a correlative meaning.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Master Transaction Agreement.

“Authorized Representative” has the meaning set forth in Section 10.01(a).

“Bank Accounts” has the meaning set forth in Section 5.10.

“Business” has the meaning set forth in the Master Transaction Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or any other day on which commercial banking institutions are authorized or required by Law to be closed for regular banking business in the States of Ohio or Texas.

“Buyer” has the meaning set forth in the Recitals.

“Ceding Companies” has the meaning set forth in the Preamble.

“Ceding Company” means each of HSIC, AHIC, HIC and HNIC.

“Ceding Company Representative” has the meaning set forth in Section 2.07.

“Closing” has the meaning set forth in the Master Transaction Agreement.

“Closing Date” has the meaning set forth in the Master Transaction Agreement.

“Confidential Information” means all non-public, proprietary and/or confidential information of any kind concerning any Ceding Company or any of its Affiliates obtained from such Ceding Company or any of its Affiliates or its or their respective Representatives in connection with the transactions contemplated by this Agreement, except information that (i) is or becomes generally available to the public other than as a result of any direct or indirect unauthorized disclosure, (ii) was or is independently developed or acquired without reliance upon or use of Confidential Information provided by the Reinsurer, (iii) was known to the Reinsurer prior to disclosure by such Ceding Company or any of its Affiliates, or (iv) has been or hereafter is obtained from a source not known, after diligent inquiry, to be subject to a duty of confidentiality.

“Confidentiality Agreement” has the meaning set forth in the Master Transaction Agreement.

“Contract” means any written note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, contract, lease, commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“CSIS” means Core Specialty Insurance Services, Inc., a New Jersey corporation.

“Data Protection Laws” means all Laws and industry guidelines regarding the collection, use, storage, disclosure or other processing of personal information.

“Effective Date” means September 30, 2022.

“Effective Time” means 11:59:59 p.m., Eastern Standard time, on the Effective Date.

“Equity Seller” has the meaning set forth in the Recitals.

“Excluded Liabilities” means (i) any increased liability arising out of or relating to a Reinsured Policy (including any Extra Contractual Obligations) to the extent caused by (a) any action of a Ceding Company or any of its Affiliates (and not by Reinsurer as Administrator hereunder), other than at the express direction or upon the express recommendation of the Reinsurer hereunder, (b) any alleged or actual act, error or omission (whether or not intentional, in bad faith or otherwise) of a Ceding Company or any of its Affiliates relating to the marketing, underwriting, production, sale, issuance, cancellation or administration of the Reinsured Policies prior to the Effective Time, (c) any breach of a Ceding Company of Section 2.03(a), (d) any action or omission of the Reinsurer as Administrator hereunder to the extent such action or omission was (i) taken or omitted to be taken at the express direction of a Ceding Company or any of its Affiliates and (ii) objected to in advance by the Reinsurer, unless the direction of such Ceding Company or its Affiliate (as applicable) was made in order to comply with Law or the terms of the Reinsured Policies, or (e) any failure of a Ceding Company or any of its Affiliates (and not by the Reinsurer as Administrator hereunder) to comply with Law following the Effective Time, other than at the express direction or upon the express recommendation of the Reinsurer hereunder, and (ii) any and all losses and liabilities arising from, caused by or resulting from Hurricane Ian, remnants thereof, or other weather or natural events related to any of the foregoing.

“Extra Contractual Obligations” means all Liabilities and any other related expenses (including attorneys’ fees) arising out of or relating to the Reinsured Policies other than those arising under the express terms of and within the express limits of the Reinsured Policies, whether to contractholders, certificate holders, sponsors, insured, Governmental Bodies or any other Person arising out of or relating to the Reinsured Policies, which such Liabilities and expenses shall include consequential, compensatory, punitive, exemplary, special, statutory or regulatory damages (or fines, penalties, forfeitures or similar charges of a penal or disciplinary nature), or any other form of extra contractual damages or Liabilities arising out of or relating to the Reinsured Policies, including those that arise from any alleged or actual act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (a) the marketing, underwriting, production, sale, issuance, cancellation, termination, novation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments arising out of or relating to the Reinsured Policies or (c) the failure to pay, or the delay in payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies.

“General Agency Agreement” means the General Agency Agreement, dated the date hereof, by and among HXS and the Ceding Companies.

“Governmental Body” means any court or tribunal, administrative, governmental or regulatory body, stock exchange or self-regulatory organization, legislature, department, commission, board, agency, bureau, instrumentality, division, public body or other authority of any nation or government or any political subdivision thereof (supranational, national, federal, provincial, state or local or foreign).

“HXS” has the meaning set forth in the Recitals.

“In-Force Policies” means any and all Policies written, issued, assumed or renewed by or on behalf of a Ceding Company in connection with the Business prior to the Effective Time, that are included on a seriatim list to be delivered by the Ceding Company Representative to the Reinsurer no later than twenty (20) Business days after the date of this Agreement, but only if unearned premium reserves are maintained in respect thereof by a Ceding Company as of the Effective Time.

“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published on www.federalreserve.gov.

“Law” means any binding supranational, national, federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, constitution, treaty, code, Order, decision or settlement issued or entered into by any Governmental Body.

“Legally Required Actions” has the meaning set forth in Section 5.08.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

“Methodology” has the meaning set forth in Section 7.01.

“Net Cash Settlement Amount” has the meaning set forth in Section 4.01(a).

“Net Premium Taxes” has the meaning set forth in Section 3.03(a).

“Net Premium Taxes Report” has the meaning set forth in Section 3.03(b).

“New York Courts” has the meaning set forth in Section 11.05(d).

“Panel” has the meaning set forth in Section 11.05(a).

“Payee” has the meaning set forth in Section 10.01(a).

“Permits” means all licenses, permits, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Body.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, joint venture, joint stock company, estate, trust, incorporated or unincorporated organization, Governmental Body or other entity of any kind or nature.

“Policies” means insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereof.

“Premiums” means all premiums, considerations, deposits or similar amounts received by or on behalf of a Ceding Company in respect of the Reinsured Policies.

“Procedures” has the meaning set forth in Section 11.05(a).

“Quarterly Financial Report” has the meaning set forth in Section 4.01(a).

“Quarterly Settlement Period” means each quarterly period beginning on and including the first day of a calendar quarter and ending on the last day of such calendar quarter; provided that (a) the first Quarterly Settlement Period shall begin at the Effective Time, and (b) the final Quarterly Settlement Period shall end at the end of the Termination Date.

“Recoverables” has the meaning set forth in Section 3.02.

“Reinsured Liabilities” means all gross liabilities, obligations and expenses (including third party claims adjusting expenses) of each Ceding Company arising under, out of or relating to the Reinsured Policies, net of any liabilities ceded by such Ceding Company under the terms of Third Party Reinsurance Agreements, whether or not any amounts in respect of such liabilities are actually received by such Ceding Company pursuant such Third Party Reinsurance Agreements; provided, however, “Reinsured Liabilities” shall not include any (a) ULAE, (b) state premium taxes, municipal taxes, municipal fees, commissions, license fees or fees related to boards, bureaus and associations (which amounts incurred (i) prior to the Effective Time shall be excluded hereunder and (ii) on and after the Effective Time have been contemplated within the commissions payable to HXS under the General Agency Agreement), (c) policy fees or (d) Excluded Liabilities; provided, further, however, that “Reinsured Liabilities” shall only include liabilities (including Extra Contractual Obligations) to the extent arising from events occurring from and after the Effective Time and shall expressly exclude loss reserves arising from events occurring prior to the Effective Time.

“Reinsured Policies” means (a) In-Force Policies and (b) any and all Policies in connection with the Business written, issued or renewed by or on behalf of a Ceding Company on and after the Effective Time as authorized in advance in writing by the Reinsurer or HXS, including, in each case (to the extent applicable) for the avoidance of doubt, any and all renewals of Policies in connection with the Business on or after the Effective Time (whether or not the prior Policy was written, issued or renewed prior to, on or after the Effective Time) as authorized in advance in writing by the Reinsurer or HXS.

“Reinsurer” has the meaning set forth in the Preamble.

“Reinsurer’s Books and Records” has the meaning set forth in Section 5.15.

“Representatives” means all managers, officers, directors, trustees, employees, accountants, counsel, consultants, advisors, representatives and agents of a Person.

“Retained Administrative Services” means the payment of claims in respect of Reinsured Policies, financial accounting responsibilities, reporting for the Ceding Companies and managing regulatory and compliance matters.

“Retained Liabilities” means liabilities under Policies written by a Ceding Company that are not being reinsured hereunder.

“Service Shortfall” has the meaning set forth in Section 5.14.

“Settlement Date” has the meaning set forth in Section 4.02(d).

“Shared Third Party Reinsurance Agreements” means Third Party Reinsurance Agreements that reinsure both (a) Reinsured Liabilities and (b) Retained Liabilities.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Body, which taxes shall include but are not limited to all income, profits, alternative minimum, estimated, payroll, employee withholding, social security, sales, use, ad valorem, value added, insurance, premium, surplus line, excise, franchise, gross receipts, stamp, transfer, net worth, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“Tax Returns” means any and all returns, reports, statements, certificates, schedules or claims for refund of or with respect to any Tax which is supplied to any Tax Authority, including any amendments or supplements thereto.

“Term” has the meaning set forth in Section 8.01.

“Termination Date” has the meaning set forth in Section 8.01.

“Third Party Reinsurance Agreements” means the reinsurance Contracts pursuant to which a Ceding Company cedes, or may in the future cede to, any reinsurers (other than the Reinsurer or an Affiliate of such Ceding Company) risks arising under or relating to the Reinsured Policies or the Reinsured Liabilities; provided, however, “Third Party Reinsurance Agreements” shall not include this Agreement.

“Third Party Reinsurance Premiums” means all premiums, charges, expenses, assessments or other amounts paid or payable by a Ceding Company in accordance with the terms and conditions of the Third Party Reinsurance Agreements in connection with the reinsurance of the Reinsured Policies or Reinsured Liabilities.

“ULAE” means unallocated loss adjustment costs and expenses incurred by a Ceding Company that are associated with the service and management of the Reinsured Policies and that are not loss adjustment expenses or Extra Contractual Obligations, such as salaries, benefits and expenses of personnel or any other unallocated overhead expenses of such Ceding Company. For the avoidance of doubt, whether or not a Ceding Company reflects an expense as “ULAE” on its financial statements or other books and records shall not affect whether such expense qualifies as “ULAE” for purposes of this Agreement.

Section 1.02           Interpretation.

(a)            As used in this Agreement, references to the following terms have the meanings indicated:

(i)              to the Preamble or to the Recitals, Sections, Articles, Annexes, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)             to any Contract (including this Agreement) are to the Contract as amended, modified, or supplemented from time to time;

(iii)           to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)            to any Governmental Body include any successor to the Governmental Body and to any Affiliate include any successor to the Affiliate;

(v)            to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)           to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)           to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 7, 2022; and

(viii)          to “this Agreement,” the “Master Transaction Agreement,” or the “Ancillary Agreements” includes the Annexes, Exhibits and Schedules to this Agreement, the Master Transaction Agreement or the Ancillary Agreements, as applicable.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)            Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including”, the word “through” means “through and including”, the word “current” means the Effective Date and the phrase “then-current” means an applicable future current date.

(d)           The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)           References to a “party” hereto means the Ceding Company or the Reinsurer and references to “parties” hereto means the Ceding Company and the Reinsurer unless the context otherwise requires.

(f)            References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary;

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)           No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)            All capitalized terms used without definition in the Annexes, Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement or the Master Transaction Agreement, as applicable.

ARTICLE II

REINSURANCE

Section 2.01          Reinsurance Basis. As of the Effective Time, the Ceding Companies hereby cede on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure and indemnify the Ceding Companies for, one hundred percent (100%) of the Reinsured Liabilities. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated as provided herein.

Section 2.02          Third Party Reinsurance. All Third Party Reinsurance Agreements inure to the benefit of the Reinsurer and the risk of the collectability of reinsurance recoverables under Third Party Reinsurance Agreements is retained by the Ceding Companies, as applicable, and no liability therefor shall pass to, or be reinsured by, the Reinsurer. In addition, this Agreement shall not inure to the benefit of any Third Party Reinsurance Agreements. In the event that this Agreement inures to the benefit of any Third Party Reinsurance Agreement during the term of this Agreement and that results in the Reinsurer being liable for amounts it would not have been had this Agreement not inured to the benefit of such Third Party Reinsurance Agreement, then the Ceding Companies shall take such actions necessary, including making equalization payments among themselves and to the Reinsurer, to properly reflect this Agreement not so inuring.

Section 2.03          Follow the Fortunes. The Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Companies under the Reinsured Policies and the reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to, and reinsurance and other recoveries benefiting, the Ceding Companies as respects the Reinsured Liabilities, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement, follow the fortunes of the Ceding Companies with respect to the Reinsured Policies and the Reinsured Liabilities, and the Reinsurer shall be bound by all payments and settlements in respect of the Reinsured Liabilities entered into by or on behalf of the Ceding Companies. However, in no event will this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

Section 2.04           Changes to Reinsured Policies.

(a)            The Ceding Companies shall not make any change, amendment, modification or supplement to, or waive any term or condition of, any Reinsured Policy, nor take any action under any Reinsured Policy, other than such changes, amendments, modifications, supplements, waivers or actions as are required to be taken thereunder or by applicable Law, without the prior written consent of the Reinsurer. The Ceding Companies shall follow any reasonable instructions of the Reinsurer with respect to any Reinsured Policy or Reinsured Liability, and any actions to be taken, or omitted to be taken, or rights or remedies to be exercised, or omitted to be exercised, under any such Reinsured Policy or Reinsured Liability, including making or permitting any modification to or as relates to any Reinsured Policy.

(b)           If the terms of the Reinsured Policies are modified after the Effective Time by a Ceding Company or any Affiliate thereof (other than by Reinsurer as Administrator hereunder, except to the extent undertaken by Administrator at the direction of the Ceding Company Representative or an Affiliate thereof), such changes shall be disregarded hereunder and retained (unreinsured hereunder) by the Ceding Companies, except to the extent such changes are required by applicable Law or the terms of the Reinsured Policies, in which case, the Reinsurer shall assume one hundred percent (100%) of the Reinsured Liabilities resulting from such changes in accordance with the reinsurance basis set forth in Section 2.01.

Section 2.05           Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the Reinsured Policies.

Section 2.06           Defenses. The Reinsurer accepts, reinsures and assumes, as applicable and to the extent set forth herein, the Reinsured Liabilities subject to any and all defenses, setoffs and counterclaims to which any Ceding Company would be entitled with respect to the Reinsured Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs and counterclaims.

Section 2.07          Ceding Company Representative. As among the Ceding Companies, HSIC shall be designated as an agent of the Ceding Companies with the full authority to make and accept payments and to otherwise act on behalf of the Ceding Companies under this Agreement (in such capacity, the “Ceding Company Representative”). Notwithstanding any provision of this Agreement to the contrary, in no event shall the Reinsurer be liable for a payment to more than one Person hereunder (whether to the Ceding Company Representative, any other Ceding Company or any Payee) in respect of the same Reinsured Liability.

ARTICLE III

PAYMENTS BY THE CEDING COMPANY AND THE REINSURER

Section 3.01           Net Initial Consideration. As initial consideration for the reinsurance provided hereunder, (a) at the Closing, the initial reinsurance premium due from the Ceding Companies to the Reinsurer, and the initial ceding commission due from the Reinsurer to the Ceding Companies, shall be settled pursuant to Section 2.9 of the Master Transaction Agreement and (b) following the Closing, the net amount of the payments described in clause (a) of this Section 3.01 shall be subject to a post-Closing adjustment pursuant to Section 2.11 of the Master Transaction Agreement.

Section 3.02          Additional Consideration. As ongoing consideration for the reinsurance provided hereunder, the Reinsurer shall be entitled to one hundred percent (100%) of all of the following amounts actually received by or on behalf of a Ceding Company (including by the Reinsurer as Administrator hereunder) on or after the Effective Date with respect to the Reinsured Policies, the Reinsured Liabilities and Third Party Reinsurance Agreements (collectively, the “Recoverables”):

(a)            all Premiums with respect to the Reinsured Policies other than In-Force Policies (including any amounts in respect of premium financing) net of Third Party Reinsurance Premiums, less any ceding commissions paid to HXS on Premiums pursuant to the General Agency Agreement, dated the date hereof, among HXS and the Ceding Companies received by HXS in respect of Reinsured Policies described in clause (b) of the definition thereof;

(b)            litigation recoveries pursuant to litigation to the extent liability for such litigation and related litigation expense constitutes Reinsured Liabilities (including litigation recoveries on In-Force Policies, solely to the extent relating to litigation arising from events occurring from and after the Effective Time);

(c)            any premium tax refunds relating to Premiums paid on or after the Effective Date;

(d)            all amounts due to a Ceding Company under the Third Party Reinsurance Agreements to the extent related to the Reinsured Policies, including all receivables, returns, commissions, amounts in respect of profit sharing and all other sums to which such Ceding Company may be entitled thereunder (provided, that recoverables under Third Party Reinsurance Agreements with respect to Retained Liabilities shall be retained by the Ceding Companies); and

(e)            any and all other subrogations, collections and recoveries relating to the Reinsured Liabilities and the Reinsured Policies.

Section 3.03           Reimbursement for Net Premium Taxes on Admitted Business.

(a)            The Reinsurer shall reimburse the Ceding Companies for premium taxes paid in respect of those Reinsured Policies described in clause (b) of the definition of Reinsured Policies that constitute admitted business, net of premium taxes paid in respect of such Reinsured Policies attributable to Third Party Reinsurance Agreements (“Net Premium Taxes”). On a quarterly basis, the Reinsurer shall pay to the Ceding Company Representative an estimate of Net Premium Taxes in the amount of two percent (2%) of gross written premium attributable to such quarter minus premium attributable to Third Party Reinsurance Agreements. Such estimate shall be assessed and paid as part of each Quarterly Financial Report referenced in Section 4.01(a).

(b)            No later than ninety (90) days after the end of each calendar year, the Ceding Company Representative shall prepare and deliver to the Reinsurer a report (the “Net Premium Taxes Report”) showing the actual amount of Net Premium Taxes paid by the Ceding Companies for which an estimate of Net Premium Taxes has been paid as part of Quarterly Financial Reports and the difference between the actual amount of Net Premium Taxes paid by the Ceding Companies and the estimate of Net Premium Taxes paid by the Reinsurer, along with such supporting documentation as is requested by the Reinsurer. If the Reinsurer has an objection to the Net Premium Taxes Report, the Reinsurer shall provide notice of such objection to the Ceding Company Representative within thirty (30) days following receipt of such Net Premium Taxes Report. If such a notice of objection is provided, the parties shall attempt in good faith to resolve the objection between themselves.

(c)            In the event the actual amount of Net Premium Taxes paid by the Ceding Companies is greater than the estimate of Net Premium Taxes paid by the Reinsurer, the Reinsurer shall pay to the Ceding Company Representative an amount equal to such excess by wire transfer in immediately available funds to an account designated by the Ceding Company Representative. In the event the estimate of Net Premium Taxes paid by the Reinsurer is greater than the actual amount of Net Premium Taxes paid by the Ceding Companies, the Ceding Company Representative shall pay to the Reinsurer an amount equal to such excess by wire transfer in immediately available funds to an account designated by the Reinsurer.

ARTICLE IV

ACCOUNTING, REPORTING AND SETTLEMENT

Section 4.01            Reporting.

(a)            Within thirty (30) days after the end of each calendar quarter, the Reinsurer shall deliver to the Ceding Company Representative a quarterly financial report (each a “Quarterly Financial Report”) in a form to be mutually agreed by the parties no later than thirty (30) days after the date of this Agreement, which shall report on the financial activity hereunder for the relevant Quarterly Settlement Period and shall calculate the amount, if any, due from the Reinsurer to the Ceding Companies or due from the Ceding Companies to the Reinsurer, as applicable, under this Agreement for the relevant Quarterly Settlement Period (the “Net Cash Settlement Amount”).

(b)            Within thirty (30) days after the end of each month, the Ceding Company Representative shall deliver to the Reinsurer the financial reports described in Annex 1 and such other reports to be mutually agreed by the parties no later than thirty (30) days after the date of this Agreement. The Ceding Company Representative shall also, upon reasonable prior written request, provide to the Reinsurer such other financial and accounting reports and information (including annual actuarial opinions and work papers) necessary for the Reinsurer to perform the Administrative Services and prepare required reports and filings with Governmental Bodies with respect to the Reinsured Policies and Reinsured Liabilities, including Tax Returns and other Tax filings and financial statements. All such reports shall be in a form and format to be mutually agreed upon by the parties.

Section 4.02           Remittance.

(a)            If the Net Cash Settlement Amount as shown on the Quarterly Financial Report shows that an amount is due from Ceding Companies to Reinsurer, the Ceding Company Representative shall pay such amount to the Reinsurer, and if the Net Cash Settlement Amount as shown on such Quarterly Financial Report shows that an amount is due from Reinsurer to Ceding Companies, then the Reinsurer shall pay such amount to the Ceding Company Representative.

(b)            All Net Cash Settlement Amounts (including any interest on any of the foregoing) due to the Reinsurer from the Ceding Companies shall be remitted by the Ceding Company Representative by wire transfer in immediately available funds to an account designated by the Reinsurer.

(c)            All Net Cash Settlement Amounts (including any interest on the foregoing) due to the Ceding Companies from the Reinsurer shall be remitted by the Reinsurer to the Ceding Company Representative by wire transfer in immediately available funds to an account or accounts designated by the Ceding Company Representative.

(d)            Any payment required under this Section 4.02 with respect to any Quarterly Settlement Period shall be made within fifteen (15) days following the delivery of the applicable Quarterly Financial Report by the party required to make such payment (the “Settlement Date”).

Section 4.03           Late Payments. As long as any amount that is owed and payable by the Ceding Companies to the Reinsurer, or the Reinsurer to the Ceding Companies, remains unpaid, the party to whom such amount is owed shall be entitled to interest on such unpaid amount at the Interest Rate, calculated from the date such payment is due until and including the date such payment is made.

Section 4.04           Offset and Recoupment Rights. To the maximum extent permitted by Law, any debits or credits incurred on and after the Effective Time in favor of or against either the Ceding Companies, on the one hand, or the Reinsurer, on the other hand, with respect to this Agreement only shall be deemed mutual debits or credits, as the case may be, and shall be set off and recouped, and only the net balance shall be allowed or paid. To the maximum extent permitted by Law, this Section 4.04 shall apply notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Ceding Companies or the Reinsurer.

ARTICLE V

ADMINISTRATIVE SERVICES

Section 5.01           Appointment and Acceptance. Except for the Retained Administrative Services or as otherwise provided in this Agreement, or unless specifically prohibited by applicable Law, the Ceding Companies hereby appoint the Reinsurer as their exclusive agent (subject to Section 5.12) to provide all administrative services required or reasonably necessary or appropriate with respect to the Reinsured Policies, including: (i) the collection of Recoverables other than recoverables under Third Party Reinsurance Agreements; (ii) claims handling; (iii) the renewal, replacement, entry into, amendment or modification of Reinsured Policies; and (iv) the administration of agent and producer agreements (collectively, the “Administrative Services”). In each case, the Administrative Services shall include any services or tasks that are not specifically described in this Agreement but that are an inherent, necessary or customary part of the Administrative Services, which services or tasks shall be deemed to be included within the scope of the Administrative Services. The parties agree that the Reinsurer shall provide all Administrative Services with respect to the Reinsured Policies, except, in each case, for Legally Required Actions or as otherwise specifically provided for in this Agreement. The parties acknowledge and agree that, as of the date hereof, HXS will perform certain Administrative Services pursuant to and as described in the General Agency Agreement, dated the date hereof, among HXS and the Ceding Companies, and CSIS will perform all other Administrative Services pursuant to that certain Intercompany Services Agreement, effective as of November 30, 2020, between CSIS and the Reinsurer. For the avoidance of doubt, the Ceding Companies are retaining administration of Third Party Reinsurance Agreements including Shared Third Party Reinsurance Agreements and the Reinsurer shall have no responsibility therefor.

Section 5.02           Power of Attorney. Subject to the terms and conditions of this Agreement, each Ceding Company does hereby appoint and name the Reinsurer, acting through its authorized officers and employees, as such Ceding Company’s lawful attorney-in-fact coupled with an interest with respect to the rights, duties, privileges and obligations of such Ceding Company with respect to providing the Administrative Services, including to: (a) take any and all lawful acts that such Ceding Company might have taken with respect to providing the Administrative Services; and (b) proceed by all lawful means to (i) perform any and all of such Ceding Company’s obligations under the Reinsured Policies, (ii) enforce any right and defend against any liabilities arising under the Reinsured Policies, (iii) sue or defend (in the name of such Ceding Company, when necessary) any action arising under the Reinsured Policies, (iv) collect all Premiums and Recoverables, or to quitclaim and release for the same, (v) sign (in such Ceding Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) subject to applicable Law, without limitation of the foregoing, exercise all rights, and discharge all duties, of such Ceding Company pursuant to the Reinsured Policies (including to renew, replace, enter into, amend or modify the same) and (vii) do everything lawfully permitted in connection with the satisfaction of the Reinsurer’s obligations under this Agreement. In furtherance of the foregoing, each Ceding Company shall execute and deliver such appointments, powers of attorney and related instruments as may be reasonably requested by the Reinsurer for purposes of performing services under this Article V.

Section 5.03           Reports. Within thirty (30) days following the end of each month, the Reinsurer shall provide to the Ceding Company Representative such financial reports as are mutually agreed by the parties no later than thirty (30) days after the date of this Agreement. The Reinsurer shall also, upon reasonable prior written request, provide to the Ceding Company Representative such other financial and accounting reports and information (including annual actuarial opinions and work papers) necessary for the Ceding Companies to prepare required reports and filings with Governmental Bodies with respect to the Reinsured Policies, including Tax Returns and other Tax filings and financial statements. All such reports shall be in a form and format to be mutually agreed upon by the parties.

Section 5.04          Standards.

(a)            The Reinsurer shall cause the Administrative Services to be provided in accordance with (a) the Reinsurer’s servicing standards as these exist prior to the Effective Time, subject to any changes to such standards required by applicable Law or effectuated by the Reinsurer with respect to the servicing of its other comparable businesses, (b) applicable Law, (c) the terms and conditions of the Reinsured Policies, and (d) the care, skill, prudence and diligence of a person experienced in the administration of business of a similar type to the Reinsured Policies.

(b)            From and after the date hereof, the Ceding Companies shall provide, or cause to be provided, the Retained Administrative Services. Each of the Ceding Companies shall cause the Retained Administrative Services to be provided in accordance with (a) such Ceding Company’s servicing standards as these exist prior to the Effective Time, subject to any changes to such standards required by applicable Law or effectuated by such Ceding Company with respect to the servicing of its other comparable businesses, (b) applicable Law, (c) the terms and conditions of the Reinsured Policies, and (d) the care, skill, prudence and diligence of a person experienced in the administration of business of a similar type to the Reinsured Policies.

Section 5.05           Ultimate Authority. Notwithstanding any other provision contained in this Agreement to the contrary, the Ceding Companies shall (a) retain the ultimate authority to make all final decisions with respect to the administration of the Reinsured Policies, and (b) have the right to direct the Reinsurer in its capacity as Administrator to perform any action necessary for the Reinsured Policies to comply with applicable Law, or to cease performing any action that constitutes a violation of applicable Law.

Section 5.06          Compensation. The Reinsurer’s sole compensation for the reinsurance and the Administrative Services provided by the Reinsurer to the Ceding Companies hereunder shall be the consideration described in Article III.

Section 5.07          Claims Litigation. If any of the Ceding Companies or the Reinsurer receives notice of, or otherwise becomes aware of, the following relating to the Reinsured Policies, such party shall promptly notify the other party thereof: any action in which the amount in controversy exceeds fifty thousand dollars ($50,000) that has been instituted with respect to: (a) any denied claim or any claim-handling under a Reinsured Policy, regardless of whether such claim was paid or denied; or (b) any other matter relating to a Reinsured Policy or the Reinsurer’s administration of any of the foregoing. From and after the date hereof, the Reinsurer shall sue or defend, at its own expense and in the name of the Ceding Companies (as applicable), any litigation brought in respect of a Reinsured Liability. Each Ceding Company shall have the right, at its own expense, to engage its own separate legal representation in any litigation in which such Ceding Company is a named party; provided, however, that the Reinsurer shall exercise control and direction over litigation defended pursuant to this Section 5.07 and shall have the authority to settle or consent to judgment in any such litigation; provided, further, that the Reinsurer shall not compromise or settle any such litigation without the Ceding Company Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), unless: (i) the settlement or judgment does not impose any equitable remedies or any restriction or condition on the Ceding Companies which could reasonably be expected to have an adverse effect on the Ceding Companies or their respective Affiliates or on any business of the Ceding Companies or their respective Affiliates (other than as reinsured hereunder); and (ii) the Reinsurer obtains a complete release of the Ceding Companies (as applicable) with respect to such litigation.

Section 5.08           Legally Required Actions. The Reinsurer shall give the Ceding Company Representative timely notice of any actions with respect to the Administrative Services that any Ceding Company is required by applicable Law or Governmental Bodies to discharge directly without the Reinsurer acting on its behalf (“Legally Required Actions”), including providing the Ceding Company Representative with information that is reasonably required from the Reinsurer for the Ceding Companies (as applicable) to perform such Legally Required Actions (including the preparation of applicable regulatory filings).

Section 5.09           Regulatory Matters. If any of the Ceding Companies or the Reinsurer receives notice of, or otherwise becomes aware of any inquiry, investigation, examination, complaint, audit or proceeding by Governmental Bodies relating to the Reinsured Policies, such party shall promptly notify the other thereof. The parties shall cooperate in good faith with respect to resolving or responding to such matter. If requested by the Ceding Company Representative, the Reinsurer shall defend any such inquiry, investigation, examination, complaint, audit or proceeding by Governmental Bodies relating to the Reinsured Policies. However, the Ceding Company Representative shall retain the final authority with respect to the resolution of any such inquiry, investigation, examination, complaint, audit or proceeding. The costs and expenses of any such defense shall be shared equally between the Ceding Companies, on the one hand, and the Reinsurer, on the other hand.

Section 5.10           Bank Accounts. During the period that the Reinsurer is performing Administrative Services pursuant to this Agreement, the Reinsurer may establish and maintain accounts with banking institutions to provide the Administrative Services (“Bank Accounts”). To the extent such Bank Accounts are established, the Reinsurer shall have exclusive authority over such Bank Accounts, including the exclusive authority to: (a) open Bank Accounts in the name of any Ceding Company; (b) designate the authorized signatories on the Bank Accounts; (c) issue drafts on and make deposits in the Bank Accounts in the name of any Ceding Company; and (d) make withdrawals from the Bank Accounts, in each case, to the extent necessary to provide the Administrative Services. Each Ceding Company shall do all things reasonably necessary to enable the Reinsurer to open and maintain the Bank Accounts, including executing and delivering such depository resolutions and other documents as may be requested from time-to-time by the banking institutions.

Section 5.11           Capacity; Disaster Recovery; Data Privacy.

(a)            The Reinsurer shall, at all times during the period that the Reinsurer is performing the Administrative Services pursuant to this Agreement, (i) keep, maintain or subcontract for a commercially reasonable number of appropriately trained personnel (or equivalents) and (ii) obtain and maintain all Permits under applicable Laws (including, if required, an independent adjuster license or third-party administrator license) to perform the Administrative Services.

(b)            For all computer programs, data, computer equipment, communications equipment and other similar items used by the Reinsurer to provide the Administrative Services, the Reinsurer shall provide disaster recovery services and backup and archival services that are substantially similar to the disaster recovery services and backup and archival services, respectively, that the Reinsurer uses for its own computer programs, data, computer equipment, communications equipment and other similar items.

(c)            In providing the Administrative Services under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the insureds and beneficiaries under the Reinsured Policies, the Reinsurer shall, shall cause its Affiliates to, and shall require its subcontractors to, comply with (i) Data Protection Laws applicable to the Administrative Services, (ii) the terms of the applicable Reinsured Policies and (iii) applicable provisions of the Reinsurer’s then-current information security procedures applicable to the Reinsured Policies. At all times during the term of this Agreement, such privacy and security procedures shall be substantively consistent with, or superior to, industry standards and no less protective to the insureds and beneficiaries under the Reinsured Policies than the privacy and security procedures applicable to other comparable insurance businesses administered by the Reinsurer for its own account. Except to the extent prohibited by Law, the Reinsurer shall, as promptly as reasonably practicable, notify the Ceding Company in writing of any unauthorized disclosure to or access by a third party of personal data or Confidential Information held by the Reinsurer on behalf of the Ceding Company.

Section 5.12           Subcontracting. The Reinsurer may subcontract for the performance of any Administrative Services. In the case of subcontracting for the performance of any Administrative Services, the Reinsurer shall remain fully responsible for the performance of all Administrative Services and shall be responsible for compliance by any subcontractor with the terms of this Agreement. Without limitation of the foregoing, the personnel and facilities of any subcontractor shall be considered personnel and facilities of the Reinsurer for purposes of this Agreement.

Section 5.13           Independent Contractor. The Ceding Companies acknowledge and agree that the Reinsurer and its applicable Affiliates, in performing their responsibilities pursuant to this Agreement, are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers, fiduciaries or any association for profit between and among the parties or any of their respective Affiliates.

Section 5.14          Termination of Administrative Services. In the event that the Reinsurer fails to perform all or a substantial portion of the Administrative Services contemplated by this Article V in accordance with the terms hereof (a “Service Shortfall”) and the Reinsurer fails to cure such Service Shortfall within sixty (60) days of being notified thereof by the Ceding Company Representative, the Ceding Companies shall have the right to require the Reinsurer to appoint (on terms reasonably acceptable to the Ceding Companies and the Reinsurer) a third-party administrator selected by the Ceding Company Representative and reasonably acceptable to the Reinsurer to perform any services that were the subject of such Service Shortfall. The Reinsurer shall cooperate fully in the transition of administrative services to such third-party administrator.

Section 5.15           Access to Books and Records. Following the Closing Date, the Reinsurer shall: (i) allow the Ceding Company Representative and its Representatives and regulators, upon reasonable prior notice and during normal business hours and subject to the rules applicable to visitors at the Reinsurer’s offices generally, the right to examine and make copies, at the Ceding Company Representative’s expense, of any books and records or other information related to the Reinsured Liabilities, Administrative Services or Reinsured Policies in the possession or control of the Reinsurer or its Affiliates or their respective Representatives (the “Reinsurer’s Books and Records”); (ii) allow the Ceding Company Representative and its Representatives and regulators to interview certain of the Reinsurer’s and its Affiliates’ Representatives with knowledge of the Reinsured Liabilities for any reasonable purpose relating to the Reinsured Liabilities, Administrative Services or Reinsured Policies, including in connection with the Ceding Companies’ preparation or examination of regulatory and statutory filings and financial statements or the Ceding Companies’ review of the Quarterly Financial Reports; and (iii) maintain such Reinsurer’s Books and Records for the Ceding Company Representative’s examination and copying in accordance with the record retention requirements utilized by the Reinsurer in connection with its other business or longer if legally required to do so, after which the Reinsurer may destroy such Reinsurer’s Books and Records and other information in its discretion. Access to such Representatives and the Reinsurer’s Books and Records shall be at the Ceding Company Representative’s expense and shall not unreasonably interfere with the business operations of the Reinsurer or its Affiliates. The Reinsurer may destroy or otherwise dispose of any Reinsurer’s Books and Records in accordance with this Section 5.15; provided that prior to such destruction or disposal, the Reinsurer, as agent of the Ceding Companies, provides the Ceding Companies with the option to take possession of such Reinsurer’s Books and Records.

ARTICLE VI

ERRORS AND OMISSIONS

Section 6.01            Errors and Omissions. Inadvertent delays, errors or omissions made after the Effective Date in connection with this Agreement or any transaction hereunder shall not relieve any party from liability which would have attached had such delay, error or omission not occurred; provided that such error or omission is sought to be rectified as soon as possible after discovery; and provided further that the party making such error or omission or responsible for such delay shall be responsible for any additional liability that attaches as a result.

ARTICLE VII

REINSURANCE ALLOCATION

Section 7.01           Maximum Recoverables Under Third Party Reinsurance Agreements. From and after the Closing, recoverables under Third Party Reinsurance Agreements that exhaust or substantially impair the maximum remaining amount recoverable under a Shared Third Party Reinsurance Agreement shall be allocated between recoverables in respect of Reinsured Liabilities and recoverables in respect of Retained Liabilities based on the pro rata share of aggregate premiums under such Shared Third Party Reinsurance Agreement paid in respect of the Reinsured Liabilities and Reinsured Policies, on the one hand, and Retained Liabilities, on the other hand, or such other allocation methodology agreed upon by the Parties in writing (the “Methodology”). For purposes of this Section 7.01, the maximum remaining amount recoverable under a Shared Third Party Reinsurance Agreement shall be deemed “substantially impaired” to the extent that the Reinsurer or the applicable Ceding Company, as applicable, has paid a loss that entitles such Ceding Company to present a claim for recovery under such Shared Third Party Reinsurance Agreement in an amount equal to thirty-three percent (33%) or more of the maximum remaining amount recoverable under such Shared Third Party Reinsurance Agreement. Each of the Reinsurer and the Ceding Company Representative, on behalf of the Ceding Companies, shall provide written notice to the other Party once it reasonably expects to pay a loss that would substantially impair the maximum remaining recoverable amount under a Shared Third Party Reinsurance Agreement. In the event that the maximum amount recoverable under a Shared Third Party Reinsurance Agreement has been paid in a manner that is not consistent with the Methodology and that results in the Reinsurer being liable for amounts it would not have been had Shared Third Party Reinsurance Agreement coverage been available taking into account the Methodology, then the Ceding Companies shall take such actions necessary, including making equalization payments among themselves and to the Reinsurer, to properly reflect the intent of the allocation of recoverables under Shared Third Party Reinsurance Agreements described in this Section 7.01(a).

Section 7.02          Commutation of Shared Third Party Reinsurance Agreements. From and after the Effective Time, if the Parties mutually agree to recapture, commute, terminate or reduce any reinsurance under a Shared Third Party Reinsurance Agreement (which mutual agreement shall be deemed to have been reached in the case of any recapture, commutation, termination or reduction mandated under the terms of a Shared Third Party Reinsurance Agreement), then the recoverables in respect of such recapture, commutation, termination or reduction the Parties shall be allocated between recoverables in respect of Reinsured Liabilities and recoverables in respect of Retained Liabilities based on the Methodology.

Section 7.03          Changes to Third Party Reinsurance Agreements. The Ceding Companies shall not, and shall cause their Affiliates not to, make any change, amendment, modification or supplement to, or waive any term or condition of, any Third Party Reinsurance Agreement (with respect to any Reinsured Liabilities), nor take any action under any Third Party Reinsurance Agreement (with respect to any Reinsured Liabilities), other than such actions as are wholly ministerial or administrative or such changes, amendments, modifications, supplements, waivers or actions as are required to be taken thereunder or by applicable Law, without the prior written consent of the Reinsurer, in each case, to the extent that any of the foregoing could reasonably be expected to modify or increase Reinsured Liabilities ceded hereunder. The Ceding Companies shall not, and shall cause their Affiliates not to, terminate or commute any Third Party Reinsurance Agreement (with respect to any Reinsured Liabilities), without the prior written consent of the Reinsurer.

ARTICLE VIII

DURATION AND TERMINATION

Section 8.01          Term and Termination. The term (“Term”) of this Agreement shall be from the Effective Time until the later of the following dates (such date, the “Termination Date”): (a) the date on which the Ceding Companies have no further Reinsured Liabilities or other obligations in respect of the Reinsured Policies and (b) the date on which the Reinsurer has fully discharged all Reinsured Liabilities hereunder.

Section 8.02           Survival. This Article VIII, Article XI and Article I (to the extent relating to the foregoing) shall remain in full force and effect following the termination of this Agreement.

Section 8.03           No Avoidance. The Reinsurer agrees that it shall have no right to avoid, reduce, rescind, repudiate, treat as discharged, cancel or terminate this Agreement or any liability hereunder, unless specifically provided for in this Agreement.

ARTICLE IX

REINSURANCE CREDIT

Section 9.01           Reinsurance Credit. The parties intend that each Ceding Company be able to obtain full statutory financial statement credit for the reinsurance provided by this Agreement in its current jurisdiction of domicile throughout the entire term of this Agreement. Upon the occurrence of any event that, if continuing as of the end of any financial statement period, would be reasonably likely to result in a Ceding Company being unable to take full statutory financial statement credit for the reinsurance provided by this Agreement in its current state of domicile, the Reinsurer, at its own expense, shall, within thirty (30) days following the occurrence of such event or, if earlier, prior to the end of the calendar quarter during which such event occurs, take all steps necessary to comply with all applicable Laws so as to permit such Ceding Company to obtain full credit for the reinsurance provided by this Agreement in its current state of domicile throughout the entire term of this Agreement to the extent credit is not otherwise available under applicable Law. It is understood and agreed that any term or condition required by such applicable Law to be included in this Agreement for each Ceding Company to receive full statutory financial statement credit for the reinsurance provided by this Agreement shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Reinsurer and the Ceding Companies agree to amend this Agreement, or enter into other agreements or execute additional documents, in each case, as needed to comply with the credit for reinsurance laws and regulations and the requirements of the applicable Governmental Bodies in the current states of domicile of the Ceding Companies. Notwithstanding the foregoing, the Reinsurer shall have the option of determining the method of funding provided it is acceptable to the applicable Governmental Bodies. Notwithstanding the foregoing, the Reinsurer shall not be required to take any such actions pursuant to this Section 9.01 if after taking such actions, the applicable Ceding Company would nevertheless be unable to obtain statutory financial statement credit in respect thereof; provided, further, that nothing in this Section 9.01 shall be construed to require the Reinsurer to consent to or accept any expansion in the scope of the Reinsured Liabilities assumed by the Reinsurer under this Agreement.

ARTICLE X

INSOLVENCY

Section 10.01         Insolvency of the Ceding Companies.

(a)            In the event of the insolvency of a Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to such Ceding Company or to its receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the “Authorized Representative”) on the basis of the liability of such Ceding Company under the Reinsured Policies or, in the case of HSIC, on the basis of reported claims allowed by the Authorized Representative, in each case, without diminution because of the insolvency of such Ceding Company or, alternatively, at the option of the Reinsurer, directly to the insureds or other beneficiaries entitled to receive payment under the Reinsured Policies (a “Payee”) on the basis of the liability of such Ceding Company under the Reinsured Policies or, in the case of HSIC, on the basis of reported claims allowed by the Authorized Representative, in each case, without diminution because of such insolvency of such Ceding Company. Without limitation of Section 11.09, nothing in this Section 10.01(a) shall (or is intended to) grant any rights to any Payee or any other Person (other than the parties or any Authorized Representative) to enforce the terms of this Section 10.01(a).

(b)            Each Ceding Company or its Authorized Representative shall give written notice to the Reinsurer of all pending claims against such Ceding Company on any policies reinsured or retroceded within a reasonable time after such claims are filed in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses that it may deem available to such Ceding Company or its Authorized Representative.

(c)            The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against each Ceding Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit that may accrue to such Ceding Company as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by such Ceding Company.

(d)            Any payment by the Reinsurer directly to a Payee pursuant to this Section 10.01 shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligations to the applicable Ceding Company, or to its liquidator, rehabilitator, receiver, conservator or statutory successor, under this Agreement. Neither this Article X, nor any other provision of this Agreement, shall be construed in a manner which would subject the Reinsurer to liability for duplicative payments of the Reinsured Liabilities reinsured under this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

to any Ceding Company:

Hallmark Specialty Insurance Company (as Ceding Company Representative)
Two Lincoln Centre
5420 Lyndon B Johnson Freeway, Suite 1100

Dallas, Texas 75240
Attention:         Chris Kenney
Email:                ckenney@hallmarkgrp.com

with a copy (which shall not constitute notice to the Ceding Company for the purposes of this Section 11.01) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:         Steve Wolosky

  Michael R. Neidell

Email:                SWolosky@olshanlaw.com

  MNeidell@olshanlaw.com

to the Reinsurer:

StarStone National Insurance Company
412 Mt. Kemble Avenue
Morristown, New Jersey 07960
Attention:         Legal Department

Email:                Legalnotices@corespecialty.com

with a copy (which shall not constitute notice to the Reinsurer for the purposes of this Section 11.01) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:         Todd E. Freed

   Jon A. Hlafter

   Patrick J. Lewis

Email:                todd.freed@skadden.com

   jon.hlafter@skadden.com

   patrick.lewis@skadden.com

Section 11.02         Entire Agreement. This Agreement, the Master Transaction Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect as specified in the Master Transaction Agreement.

Section 11.03         Governing Law, etc.

(a)            This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.03. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.04         Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 11.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Notwithstanding this Section 11.04, the Reinsurer may subcontract for the performance of Administrative Services in accordance with Section 5.12.

Section 11.05         Dispute Resolution.

(a)            Other than any dispute involving both the Master Transaction Agreement and this Agreement, which shall be resolved in accordance with Section 2.11 or Article IX of the Master Transaction Agreement, as applicable, any and all disputes between the parties arising hereunder shall be submitted for final and binding arbitration conducted by an arbitration panel (the “Panel”). The Panel shall consist of an umpire and two (2) arbitrators. Any such arbitration shall be submitted and governed by the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:

(i)            Qualifications of the arbitrators and umpires shall be in accordance with Alternative Section 6.3 of the Procedures, except that other professionals who have worked for at least ten (10) years for an insurer or reinsurer shall also be qualified to serve as an arbitrator or umpire.

(ii)            The parties hereby designate the arbitration list maintained by ARIAS (U.S.) as the list to be used in Section 6.4(a) of the Procedures.

(iii)            Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (A) in the control of any party or any of its Affiliates; (B) a former director or officer of any party or any of its Affiliates; or (C) a likely witness in the arbitration. The requirement of impartiality includes a requirement that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute.

(iv)            The first sentence of Section 10.3 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each party submit concise written statements of position, including summaries of the facts and evidence a party intends to present, discussion of the applicable law and the basis for the requested award or denial of relief sought.”

(v)             Section 11.2 of the Procedures shall be replaced by the following provision: “Within such time periods and through a procedure determined by the Panel, the Parties may propound discovery seeking disclosure of such information or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

(vi)            Position statements may be amended at any reasonable time, but not later than the close of discovery, without a showing to the Panel that the amending party could not reasonably have raised the new claim or issue at an earlier time.

(vii)           The Panel shall hold an evidentiary hearing, if it deems that one is necessary, within one (1) year of the arbitration demand, unless the parties jointly otherwise agree or the Panel determines that more time is needed to hold an evidentiary hearing; provided that the failure of the Panel to meet this deadline shall not constitute a defense or objection to the enforcement of its award. Should a party seek a reasonable extension to this time frame for good cause shown, the other party’s agreement shall not be unreasonably withheld.

(viii)          To the extent permitted by Law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

(ix)            The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing party, as determined by the Panel.

(x)              Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Agreement and the custom and practice of the property and casualty insurance and reinsurance industry. The Panel shall not be obligated to follow the strict rules of law and evidence.”

(b)            Seat of Arbitration. The arbitration shall be held, and the award shall be rendered, in New York, New York, unless the parties mutually agree in writing to a different location.

(c)            Confirmation. Either party may apply to a court of competent jurisdiction, and any court where a party or its assets are located (to whose jurisdiction the parties consent for the purposes of enforcing and executing upon the award, and which shall include the New York Courts as defined in Section 11.05(d)) for an order confirming any award of the Panel, or executing upon any such award. If the application for confirmation or execution is contested and a judgment is issued confirming or executing upon the award, then the party against whom confirmation or execution is sought shall pay the attorneys’ fees incurred by the party who applied for the confirmation or execution and all court costs of any such proceeding.

(d)            Other Relief from a Court of Law. Nothing herein shall be construed to prevent any participating party from applying to a court of competent jurisdiction to (x) aid in compelling arbitration or (y) issue a temporary restraining order or other interim equitable relief to maintain the “status quo” of the parties participating in the arbitration pending the decision and award by the Panel. In any such action, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Federal Courts of the United States and State Courts of the Southern District of New York (the “New York Courts”); (ii) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (iii) each of the parties irrevocably consents to service of process in the manner provided for notices in Section 11.01, or in any other manner permitted by applicable Law; and (iv) EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY.

(e)            Consolidated Proceedings. The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Section 11.05 for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by either party to this Agreement to the Panel for the prior arbitration. The Panel to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that: (i) the issues in the arbitrations involve common questions of law or fact; (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation; (iii) any party to the pending or contemplated arbitration that did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal; and (iv) consolidation would be more efficient than separate arbitral proceedings.

Section 11.06         Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 11.06, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 11.06 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 11.06 before exercising any other right under this Agreement.

Section 11.07          Severability; Amendment; Modification; Waiver.

(a)            The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Body of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

(b)            Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.08        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by scanned image or other electronic means, including files in .pdf or .jpeg, intended to preserve the original graphic or pictorial appearance of a document. A signature delivered by facsimile or other electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will be considered an original signature of such party for all purposes.

Section 11.09         No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.10         Incontestability. In consideration of the mutual covenants and agreements contained herein, each party does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not, directly or indirectly, contest the validity or enforceability hereof.

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IN WITNESS WHEREOF, each of the Ceding Companies and the Reinsurer have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

HALLMARK SPECIALTY INSURANCE COMPANY

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	Chief Financial Officer

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	Chief Financial Officer

HALLMARK INSURANCE COMPANY

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	Chief Financial Officer

HALLMARK NATIONAL INSURANCE COMPANY

By:	/s/ Christopher J. Kenney
	Name:	Christopher J. Kenney
	Title:	Chief Financial Officer

STARSTONE NATIONAL INSURANCE COMPANY

By:	/s/ Robert Kuzloski
	Name:	Robert Kuzloski
	Title:	Secretary

[Signature Page to Unearned Premium and Prospective Quota Share Reinsurance Agreement]